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                         AGREEMENT AND RELEASE OF CLAIMS

WHEREAS, GREGORY M. KILGORE ("Executive") and TRACK `N TRAIL ("Company") (collectively the "Parties") entered into an employment agreement ("Employment Agreement"); and

WHEREAS, the Parties, by mutual consent, wish to terminate the Employment Agreement as of October 25, 1999.

NOW THEREFORE, in recognition of the Parties' mutual termination of the Employment Agreement and in full satisfaction of the Company's obligations to the Executive for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Parties agree as follows:

         1. Executive shall terminate his employment with Company effective upon the date of this Agreement.

         2. Executive shall resign his seat on the Board of Directors of Track `n Trail (a Delaware Corporation), Track `n Trail (a California Corporation), Overland Management Corporation (a Massachusetts Corporation) , and Nevin's Eagles Nest, Inc. (a Colorado Corporation) effective upon the date of this Agreement.

         3. The Company has previously paid to Executive his regular pay through October 25, 1999 and accrued vacation through such date. Upon execution of this agreement, Company shall pay to Executive a lump sum amount of one hundred eighty thousand nine hundred thirteen dollars and twenty cents ($180,913.20) on January 3, 2000, as a severance payment as set forth in the Employment Agreement reduced by applicable withholding and FICA. Commencing November 25, 2000 and continuing through April 25, 2001, the Company shall make six monthly payments in the amount of fifteen thousand seventy-six dollars and ten cents (15,076.10) each, provided such payments will not be made if Executive has entered into any other employment prior to October 25, 2000 or if he enters into employment after October 25, 2000 but before April 25, 2001 payments shall cease upon such employment. Employment shall include any executive capacity employment or contractor relationship and shall include any executive level agreement for compensation, whether cash, liquid equity compensation, deferred compensation or other.

         4. Both the Company and Executive expressly waive any requirements express or implied in the Employment Agreement regarding timing and form of Executive's termination or notice of termination. Executive acknowledges receipt of check #3445 dated November 1, 1999 in the amount of fourteen thousand eight hundred sixty-nine dollars and fifty cents ($14,869.50) as a payment of 30 day's salary and the parties agree that such payment is made and accepted in lieu of notice under the Employment Agreement.

         5. Company agrees to pay directly to Company's health insurance carrier premiums on behalf of Executive to pay for his family's actual health coverage under Internal Revenue Code Section 4980B ("COBRA") for the coverage period through October 25, 2000. Thereafter, any

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such coverage shall be paid by Executive.

         6. Company will make a good faith effort to identify a buyer for all the stock exercised or exercisable under the Company's stock options granted to Executive. This provision does not in any fashion amend the Company's stock options plan or stock option agreements with Executive.

         7. Contingent upon payment of the amount set forth in Section 2 above, the parties expressly waive any and all rights and claims they have under the Employment Agreement and the Employment Agreement shall be terminated upon payment of the settlement.

         8. Executive acknowledges that this Agreement shall not be construed as an admission by the Company of a violation of its employment policies or procedures or any other improper, unlawful or wrongful conduct by the Company on its own part or on the part of any of its officers, directors, employees of agents.

         9. Executive agrees that the consideration set forth in this Agreement is in full satisfaction of, and Executive hereby releases the Company, its officers, directors, employees or agents from, any claims, liabilities, demands or causes of action that Executive may have against the Company or any or the directors, officers, employees, or agents of the Company (excepting claims for vested benefits under Company employee benefit plans, based on Executive's employment) (x) under the Employment Agreement, (y) in connection with Executive's employment relationship with the Company or any affiliate of the Company on or prior to the date of this Agreement, and (z) any rights or claims for workers' compensation insurance benefits and any rights which may arise after the date of this Agreement. The claims released include, but are not limited to, claims for discrimination including claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964 or the Federal Age Discrimination in Employment Act of 1967, as amended, breach of contract, or any other claims. Executive agrees and promises that he will not file any lawsuit asserting any such connection with the pursuits of any claim that could not be brought by the Executive hereunder.

         10. Executive understands that various federal, state and local laws prohibit age, sex, national origin, race and other forms of employment discrimination, and that these laws are enforced through the U.S. Equal Employment Opportunity Commission, and similar state and local agencies. If Executive believed that his treatment by the Company had violated any these anti-discrimination laws, he understands he could have in lieu of this Agreement consulted with these agencies and filed a charge with them. Instead, Executive has voluntarily decided to enter into this Agreement and to waive and release the claims, if any, he may have under such laws.

         11. Executive hereby expressly waives the provisions of California Civil Code section 1542, which provides as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."


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         12. The Company expressly waives any claim or action against Executive of which it has knowledge as of the date of this Agreement.

IN WITNESS WHEREOF, the parties enter into this Agreement as of October 25, 1999.

                                         TRACK 'N TRAIL

                                         by:   /S/ DANIEL J. NAHMENS
                                            ------------------------------

                                         Title: Chief Financial Officer

                                           /S/ GREGORY M. KILGORE
                                           --------------------------------

                                         GREGORY M. KILGORE